UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GP INVESTMENTS ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

_____________________

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2017

GP INVESTMENTS ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-37397	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 E. 52nd Street, Suite 5003
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 430-4340

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On May 16, 2017 at 10:00 a.m. (Eastern Time), GP Investments Acquisition Corp., a Cayman Islands exempted company limited by shares ("GPIAC") held a previously announced conference call (the "Conference Call") to discuss the proposed acquisition by the Company of Rimini Street, Inc., a Nevada corporation ("Rimini Street"), pursuant to the terms of that certain Agreement and Plan of Merger dated as of May 16, 2017, by and among GPIAC, Let's Go Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of GPIAC, Rimini Street and the initial Holder Representative named therein.

Attached as Exhibit 99.1 to this Current Report on Form 8-K (this "Report") and incorporated into this Item 7.01 by reference is a transcript of the Conference Call.

The foregoing (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.	Other Events.

Item 7.01 above is incorporated into this Item 8.01 by reference.

Forward Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "may", "should", "would", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "continue", "future", "will", "expect", "outlook" or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our industry, future events, the proposed transaction between GPIAC and Rimini Street, including the anticipated initial enterprise value and post-closing equity value as well as expected transaction structure and post-closing management, the estimated or anticipated future results and benefits of GPIAC and Rimini Street following the transaction, including the likelihood and ability of the parties to successfully consummate the proposed transaction, the expected post-transaction ownership and cash and debt balances, the expected timing of the closing of the transaction, future opportunities for the combined company, Rimini Street’s 2017 and 2018 revenue, adjusted EBITDA and unlevered free cash flow estimates and forecasts of other financial and performance metrics, estimates of Rimini Street’s total addressable market, and projections of customer savings. These statements are based on various assumptions and on the current expectations of GPIAC and Rimini Street management and are not predictions of actual performance, nor are these statements of historical facts. These statements are based on the current expectations of GPIAC and Rimini Street management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding GPIAC's and Rimini Street's respective businesses and the transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, failure to achieve the necessary shareholder approval for the proposed extension of the date by which GPIAC must consummate an initial business combination; changes in the business environment in which GPIAC and Rimini Street operate, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse litigation developments; inability to refinance existing debt on favorable terms; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of GPIAC's or Rimini Street's management team; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that the required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the transaction or that the approval of the stockholders of GPIAC and/or the stockholders of Rimini Street for the transaction is not obtained; failure to realize the anticipated benefits of the transaction, including as a result of a delay in consummating the transaction or a delay or difficulty in integrating the businesses of GPIAC and Rimini Street; uncertainty as to the long-term value of GPIAC common stock; the inability to realize the expected amount and timing of cost savings and operating synergies; those discussed in GPIAC's Annual Report on Form 10-K for the year ended December 31, 2016 under the heading "Risk Factors," as updated from time to time by GPIAC's Quarterly Reports on Form 10-Q and other documents of GPIAC on file with the Securities and Exchange Commission ("SEC") or in the joint proxy statement/prospectus that will be filed with the SEC by GPIAC. There may be additional risks that neither GPIAC nor Rimini Street presently know or that GPIAC and Rimini Street currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide GPIAC's and Rimini Street's expectations, plans or forecasts of future events and views as of the date of this communication. GPIAC and Rimini Street anticipate that subsequent events and developments will cause GPIAC's and Rimini Street's assessments to change. However, while GPIAC and Rimini Street may elect to update these forward-looking statements at some point in the future, GPIAC and Rimini Street specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing GPIAC's and Rimini Street's assessments as of any date subsequent to the date of this communication.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction in connection with the proposed business combination between Rimini Street and GPIAC or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Important Information For Investors And Stockholders

In connection with the proposed extension of the date by which GPIAC must consummate an initial business combination, GPIAC filed with the SEC a definitive proxy statement, dated April 24, 2017 and first mailed to shareholders on or about such date (the "Extension Proxy Statement").

In connection with the transactions referred to in this communication, GPIAC expects to file a registration statement on Form S-4 with the SEC containing a preliminary joint proxy statement of GPIAC and Rimini Street that also constitutes a preliminary prospectus of GPIAC. After the registration statement is declared effective GPIAC and Rimini Street will mail a definitive joint proxy statement/prospectus to stockholders of GPIAC and stockholders of Rimini Street.

This communication is not a substitute for the Extension Proxy Statement, the joint proxy statement/prospectus or registration statement or for any other document that GPIAC may file with the SEC and send to GPIAC's stockholders and/or Rimini Street's stockholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXTENSION PROXY STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the Extension Proxy Statement, the joint proxy statement/prospectus (when available) and other documents filed with the SEC by GPIAC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by GPIAC are available free of charge by contacting GPIAC at 150 E. 52nd Street, Suite 5003, New York, New York 10022, Attn: Investor Relations.

Participants in the Solicitation

GPIAC and its directors and executive officers and other persons may be may be considered participants in the solicitation of proxies with respect to the proposed extension of the date by which GPIAC must consummate an initial business combination under the rules of the SEC. GPIAC and Rimini Street and their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of GPIAC is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 16, 2017. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Extension Proxy Statement and also will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Conference Call Transcript

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GP Investments Acquisition Corp.

	By:	/s/ Antonio Bonchristiano
Dated: May 16, 2017		Name: Antonio Bonchristiano
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Conference Call Transcript

Exhibit 99.1

Operator Introduction:

Thank you, everyone, for joining GP Investments Acquisition Corp's Investor Call. This presentation will outline the company's merger with Rimini Street which was announced this morning. Antonio Bonchristiano, Chief Executive Officer of GP Investments Acquisition Corp. and GP Investments, and Seth Ravin, Founder and Chief Executive Officer of Rimini Street, will be presenting and discussing the transaction in greater detail. I would now like to pass the call to Mr. Antonio Bonchristiano. Sir, you may begin.

GPIAC / Rimini Transcript (Antonio Bonchristiano Introduction):

Good morning, and thank you for joining us today to discuss GP Investments Acquisition Corp.’s combination with Rimini Street.

On this call, I will review the investor presentation filed with the SEC this morning which outlines the rationale for the transaction. I will present the transaction overview and summarize the investment highlights, and will then hand it over to Seth Ravin, CEO of Rimini Street, to offer insights into the business and highlight its exciting long-term potential.

Before we begin, I would refer you to slides 2 and 3 of our presentation and remind you that some comments today may contain forward-looking statements and, as such, will be subject to risks and uncertainties which, if they materialize, could materially affect results. Forward-looking statements include statements regarding future revenue estimates, forecasts of other financial and performance metrics, projections of customer savings, projections of market opportunity, and the expected benefits of the proposed business combination. Please refer to the forward-looking statement disclosure contained on slide 2 as well as our SEC filings for a full discussion of GPIAC’s risk factors, including those relating to the acquisition, the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, the risk that stockholder approval of the transaction is not obtained, difficulty in integrating the businesses, adverse litigation developments, and the inability to refinance existing debt on favorable terms. Additionally, certain non-GAAP financial measures will be discussed on this conference call. References to non-GAAP financial measures are only provided to assist you in understanding Rimini Street’s results and performance trends and should not be relied upon as a financial measure of actual results or future projections. Reconciliations for such non-GAAP measures are referenced and included within the presentation.

Beginning with slide 5, I first would like to remind you of what we set out to do with GPIAC upon listing on NASDAQ in 2015 – and that was to target attractive investment opportunities in the United States or Europe, with a focus on companies with long-term growth potential in the consumer and services sectors.

Rimini Street fits well the criteria we set out – the Company has a strong market position and experiences high growth due to its compelling customer value proposition, as a premier independent enterprise software support provider for companies worldwide.

Rimini Street has delivered revenue CAGR of 37% since 2014, coupled with a strong gross margin of 58% in 2016.

Today’s transaction represents an enterprise value for the merged company of approximately $837 million, implying what we believe is more than a 50% discount in valuation versus comparable companies, as described later in this presentation. The use of proceeds from cash available will be to reduce the Company’s net debt, which, assuming no redemptions by stockholders of GP Investments Acquisition Corporation and our ability to raise future capital, we expect will result in a net cash position and an equity value of approximately $854 million.

An affiliate of GPIAC’s sponsor has committed to invest up to $35 million via the issuance of common stock. This is a proprietary investment with GP balance sheet capital.

Significantly, the existing owners of Rimini Street will be reinvesting 100% of their shares into the combined public company, receiving newly issued GPIAC common stock at $10.00 per share. After giving effect to the transaction, GP Investments Acquisition Corp shareholders will own approximately 25% of the combined company, while Rimini Street shareholders will own approximately 75% on a fully-diluted basis.

Upon transaction close, Seth Ravin, founder, chairman of the board and current CEO of Rimini Street, will be appointed CEO and chairman of the board of the combined company.

We expect to file a preliminary proxy statement with the SEC in May, with a shareholder vote and subsequent closing of the transaction expected in the third quarter of 2017.

Turning to slide 6, you will see the highlights of Rimini Street and this transaction. The Company is focused on a large market opportunity with an $87 billion TAM, of which approximately $15 billion is addressed by the Company’s current and planned products. Rimini offers customers a compelling value proposition which has resulted in 45 consecutive quarters of top-line growth and a 37% revenue CAGR from 2014 to 2016.

Rimini Street offers an attractive free cash flow yield, which we define as Rimini’s levered free cash flow divided by the company’s equity value, which it estimates to be approximately 8% in 2018, all while serving recognizable blue chip clients. This attractive yield is a function of the transaction value at a 2018 revenue multiple of less than half the public comparables.

Importantly, Rimini Street boasts a very experienced and cohesive management team, led by CEO Seth Ravin. And with that, let me turn turn the presentation over to Seth.

Thank you Antonio, and good morning everyone.

Turning to slide 8, you will see that Rimini Street was founded in 2005, employs over 900 professionals globally and already serves more than 1,200 active clients – including many Fortune 500 and Global 100 companies.

We currently provide support for 13 Oracle and SAP product lines, and operate across all industries including manufacturing, healthcare, retail, services, TMT and the public sector industries. While currently 74% of our revenue comes from the United States, our revenue outside of the United States continues to see a strong growth trajectory.

Continuing to slide 9, you will see that we have assembled a highly experienced management team that has over 150 collective years in the enterprise software space, including experience working across a wide spectrum of functions at a number of the world’s leading tech companies including Oracle, SAP, PeopleSoft, Sun and EDS.

The Rimini management team has leadership experience in all aspects of the enterprise software and services business.

Turning to slide 10, you will see that the primary drivers for our value proposition; Rimini Street is a solution to the high cost, low value “aftermarket” software maintenance market that has been historically dominated by the enterprise software vendors.

The software vendors have shifted their investment away from their robust core solutions to their future cloud offerings. Despite the lack of innovation in core ERP, these vendors continue to force customers to deploy expensive and resource intensive upgrades just to retain full support.

While the software vendors try to push licensees to adopt new platforms and cloud offerings, the majority of customers do not see a strong business case and value proposition for moving away from their full-featured, often highly customized enterprise software investments.

If you turn to slide 11, you will see at a glance what clients receive with Rimini Street vs. the standard software vendor support offering. In addition to receiving a premium level of support which includes support for a client’s customizations at no extra cost, we can save them up to 90% on their total maintenance spend.

Moving to slide 12, we get into more detail regarding our premium service model.

A major distinction between vendor support and the Rimini Street support model is that each client is assigned their own Primary Support Engineer who serves as the single point of contact for all technical and functional issues, including issues related to customized code.

Each support engineer has an average of 15+ years of enterprise software support experience with a significant real-world understanding of client implementations and deployments.

Our industry leading service level agreements guarantee a 15 minute response for P1 critical cases, and 30 minutes for P2 cases – but on average, we actually respond within 5 minutes.

Another unique aspect of service is our wide-breadth of tax, legal and regulatory updates and support that utilize our patent-pending research technology and ISO-certified development processes.

Turning to slide 13, you will see year over year revenue growth since the Company’s inception, including 45 consecutive quarters of growth. Our latest preliminary Q1 2017 results showcased a 42% YoY revenue increase to $49 million, and a 40% YoY increase in client growth.

We continue to win awards for excellence in customer service, last year winning a total of 14 awards. Today, we announced seven new Stevie Awards for service excellence, including Tech Company of the Year.

On slide 14 you will see a snapshot of the diversified client base we service across many industries, including nearly 100 of the Fortune 500 and Global 100 companies.

Moving now to slide 15, you can see strong use cases regarding how our clients are able to continue to innovate, evolve and grow their systems and businesses while under Rimini Street support.

No client is ever “frozen,” and in fact, quite the contrary. For example, over 150 of our clients have performed upgrades while under our support including large, well-known brands such as Ross and Thomson Reuters.

If you turn to slide 16 now, you can see Rimini Street’s cost saving model, which illustrates how a client’s initial 50% maintenance fee cost savings are just the tip of the iceberg for both cost and labor savings.

Take our client NCH Corporation for example. In actuality, NCH had quantifiable savings of up to 83% of their Oracle annual support program costs. They were spending close to $3 million a year to support their Oracle software, but by switching to Rimini Street - they were able to avoid mandatory upgrades required by the vendor to remain fully supported, freed up employees who were working to support custom code, and now saving approximately $2.5 million in total annual maintenance costs.

And now let’s review the market opportunity - please turn to slide 18.

We currently see an $87 billion annual market opportunity for the independent enterprise software support space. Our current and planned support offerings address a market opportunity of approximately $15 billion. This already adjusts for the fact that Rimini Street charges approximately 50% of what software licensees are already paying software vendors today for annual maintenance services, and includes our estimation of the market opportunity for supplemental premium SaaS software maintenance.

The annual opportunity includes a combination of on-premise support, of which $14.5 billion is just Oracle and SAP alone, and an additional $6 billion opportunity in the nascent supplemental SaaS premium support market.

With respect to the supplemental SaaS and premium support market, Rimini is looking to initially launch support offerings for Workday and Salesforce.com products.

Moving to slide 19, we have included our current primary competitors alongside our value proposition that highlights how and why we win against them.

When it comes to competing against the software vendors, our unique selling proposition includes substantial cost savings and the ability to support all aspects of our clients’ needs, including a broader offering of customized tax, legal and regulatory updates and support for custom code (which is not offered with the vendor standard support). To date, we have delivered more than 130,000 tax, legal, and regulatory updates to clients worldwide. Lastly, our unique service model outperforms the competition with average client satisfaction scores of 4.8 out of 5.0 (where 5.0 is excellent).

As for competition with other independent support providers, our only measurable competitor, Spinnaker Support, sells a more limited, value-driven service offering at a substantial discount to Rimini Street’s offering. They do not have the depth and breadth of capabilities and services offered that Rimini Street provides globally, including our proprietary approach to global tax, legal and regulatory research.

On the next slide, we have highlighted key opportunities for Rimini Street to drive growth, including continued international expansion, moving into premium support services for SaaS products, as well as expanding support for additional enterprise software products from vendors such as Oracle and SAP.

These opportunities can provide both long-term subscription revenue growth and gross margin expansion.

You will next see a financial summary of Rimini Street. I’d like to reiterate our 37% revenue CAGR from 2014 through 2018, and our 45 consecutive quarters of revenue growth.

Our subscription service model, 90 percent annual revenue retention rate and strong backlog of over $300 million provide a more predictable revenue stream.

As with other companies like Uber and Airbnb that are disrupting their industries and challenging the status quo, Rimini Street is also disrupting the service and pricing models for major software vendors, and challenging their lucrative maintenance revenue streams. Also like Uber and Airbnb, Rimini Street is working its way through litigation.

Turning to slide 26, these next few slides provide additional details regarding Rimini Street and the transaction, including terms and relative valuation. [Pause]

To conclude, we return to our key investment highlights on slide 32. Rimini Street, with its high growth business model, large addressable market, and proven leadership team, offers a compelling investment opportunity that we believe will deliver strong long-term results for stockholders.

At this valuation, we are delivering an opportunity for the public to invest in a business that is discounted to its peers and has the potential to achieve higher growth than its multiple suggests.

Thank you again for your time today. We will be in touch in the coming days and weeks with further information.